EXHIBIT 99.1

For More Information, Contact:
Corporate Communications, Cygnus, Inc.
(650) 369-4300 www.cygn.com

FOR IMMEDIATE RELEASE

FDA Approval Received for GlucoWatch® Biographer Manufacture at Cygnus

Redwood City, CA–November 1, 2001 – Cygnus, Inc. (Nasdaq: CYGN) today announced that it received approval from the U.S. Food and Drug Administration (FDA) for Cygnus to perform the final assembly of the durable component of the GlucoWatch® Biographer system. Several weeks ago, Cygnus received FDA approval for the large-scale production site and process for AutoSensors, the consumable component of the GlucoWatch Biographer system.

“With the recent FDA approvals of all outstanding manufacturing pre-market approval (PMA) supplements, the key elements for launching the GlucoWatch Biographer in the U.S. are falling into place,” stated John C Hodgman, Chairman, CEO and President of Cygnus, Inc.  “The distribution and customer support functions are ready, as are the educational, training and promotional materials for people with diabetes and health care professionals. In addition, we are currently in advanced stages of negotiation with multiple companies for a sales alliance. We anticipate the first sales in the U.S. during the first quarter of 2002.”

The FDA submission for final Biographer assembly at Cygnus was made on August 27, 2001. Cygnus originally contracted with another company to manufacture certain components and then perform the final assembly of the Biographer. In order to reduce cost and increase capacity, Cygnus subsequently decided to perform final assembly of the Biographer itself.

The World Health Organization (WHO) estimates there are 125 million people worldwide with diabetes. This number has increased 15% in the last ten years and is expected to double by 2005. In the U.S., approximately ten million Americans have been diagnosed with diabetes and each year approximately 13,000 children are diagnosed. Diabetes is a leading cause of death in the U.S., and the complications of uncontrolled diabetes result in an estimated $100 billion in medical costs annually. The current worldwide market for glucose measuring products is estimated at between $3 and $4 billion, and it is expected to exceed $4.7 billion by 2002.  The U.S. is estimated to account for 50-60% of all sales, while Western Europe accounts for approximately 30%.

The GlucoWatch Biographer differs from conventional blood glucose testing devices in several ways.  It automatically and non-invasively measures glucose collected through the skin, not from blood, and displays glucose levels as often as every twenty minutes, for up to twelve hours.  It also creates an “electronic diary,” storing up to 4,000 values that can be reviewed at the touch of a button, helping to detect trends and track patterns in glucose levels.  In addition, users can set personal glucose alert levels so that an alarm sounds if readings are too high or too low, or if readings decline rapidly. The GlucoWatch Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Cygnus, Inc. is engaged in the development and manufacture of diagnostic medical devices, utilizing proprietary technologies to satisfy unmet medical needs cost-effectively. The first such device is a frequent, automatic and non-invasive glucose monitoring device, the GlucoWatch Biographer. The GlucoWatch Biographer is approved in the United States as a prescription device for adults (18 years and older). An additional PMA submission is currently under review by the FDA for the use of the GlucoWatch Biographer by children and adolescents (ages 7-17).  As previously indicated by Cygnus, post-market evaluation studies are required on certain topics after commercialization. The GlucoWatch Biographer has also received the CE mark permitting sales in the European Union and Cygnus is currently selling the product in the United Kingdom.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about the Company’s plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about the Company’s ability to manufacture and scale-up commercially the GlucoWatch Biographer and AutoSensor, plans for commercialization alliances, the Company’s ability to achieve market acceptance of the GlucoWatch Biographer, and plans for future products. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company’s actual results to differ from the Company’s current expectations and any forward-looking statements contained in this news release. "GlucoWatch" is a registered trademark of Cygnus, Inc.

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